EXHIBIT 21.1


                             LIST OF SUBSIDIARIES


Southco Ice, Inc., Texas
Packaged Ice Leasing, Inc., Nevada
Southwest Texas Packaged Ice, Inc., Nevada, dba Packaged Ice, Inc. Southern Bottled Water, Inc., Nevada
Reddy Ice Corporation, Nevada
Cassco Ice & Cold Storage, Inc., Virginia
Packaged Ice IP, Inc., Nevada
Packaged Ice Manufacturing, Inc., Nevada, dba Thatcher Manufacturing